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                                                                    Exhibit 99.1

                                  NEWS RELEASE

                   COMPANY FILES AMENDED RESTRUCTURING PLANS
               LENDERS CONFIRM THEIR SUPPORT FOR PHILIP SERVICES
              UNSECURED CREDITORS COMMITTEE SUPPORTS THE U.S. PLAN

Hamilton, Ontario - September 20, 1999: Philip Services Corp. (TSE/ME: PHV) today announced that the Company has filed an Amended and Restated Plan of Compromise and Arrangement in Canada (the "Canadian Plan") under the Companies' Creditors Arrangement Act ("CCAA"), and an Amended Joint Plan of Reorganization ("the U.S. Plan") and a Disclosure Statement under Chapter 11 of the U. S. Bankruptcy Code.

The amended Plans provide that the claims of Canadian creditors against Philip Services Corp. will be dealt with in Canada under the CCAA proceedings. The amended Canadian Plan also provides that in the event that certain conditions are not satisfied or Canadian unsecured creditors vote to reject the Canadian Plan, the Company can implement an alternative means to complete its restructuring. Under the alternative structure, the restructuring of Philip Services Corp. and its Canadian subsidiaries would be accomplished through the transfer of their businesses as a going concern to one or more direct or indirect subsidiaries of Philip Services (Delaware), Inc.

Philip's lending syndicate have confirmed their support of the Company's amended Restructuring Plans. In addition, the official committee of unsecured creditors appointed under the Chapter 11 proceedings, have confirmed their support of Philip's U.S. Plan. The unsecured creditor committee, which represents the Company's major unsecured creditors, has urged holders of unsecured claims to vote in favour of the U.S. Plan. This is a major step towards the successful and timely completion of Philip's financial restructuring.

The Steering Committee of Philip's Syndicate Lenders made the following statement regarding their ongoing support for Philip Services and the Company's financial restructuring:

"Our desire is to recover the best return on our investment through a strengthening of the going concern value of the Company. This is a long-term, not a short-term view. We continue to believe that a restructured Philip offers the best opportunity to achieve our goal. This is reflected in the fact that the lenders have given their full support to the appointment of Anthony Fernandes as CEO of Philip Services. We view this as a very positive step for Philip."

"We want the business to be preserved as a going concern. We will continue to work with Philip so that through the Restructuring Plan, or through other rights available to the lenders, the restructuring of the business can proceed in a timely manner for the benefit of Philip's employees, its clients and others, including the lenders."

"We have the full support of our secured lenders for our financial restructuring and the long term value of our business," said Robert Knauss, Chairman of Philip's Board of Directors. "We have addressed the concerns raised by the Court in the CCAA proceedings and we are well underway with negotiations to complete our financial reorganization."




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Philip Services is an integrated metals recovery and industrial services company, with operations throughout the United States, Canada and Europe. Philip provides diversified metals services, together with by-products management and industrial outsourcing services, to all major industry sectors.

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Contact: Lynda Kuhn
         Vice President Corporate Communications & Investor Relations
         (905) 540-6658



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